Exhibit 10.6

TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT (“Agreement”) made this December 20, 2004 (the “Effective Date”) between GLADSTONE MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the state of Delaware, with its principal place of business at 1616 Anderson Road, McLean, Virginia 22102 (“Licensor”), and GLADSTONE COMMERCIAL CORPORATION, a corporation organized and existing under the laws of the state of Delaware, with its principal place of business at 1616 Anderson Road, McLean, Virginia 22102 (“Licensee”) (together, the “Parties”).

     WHEREAS, Licensor is the owner of the GLADSTONE word mark and the GLADSTONE & Diamond G Design Logo, both displayed in Appendix A attached hereto (the “Marks”), which Licensor has adopted, used and continues to use in connection with financial services, namely, lending money to businesses, investment of funds for others, financial investment in the field of real estate, lease-purchase financing, and leasing of real property (the “Gladstone Services”);

     WHEREAS, Licensor owns a United States application to register the GLADSTONE & Diamond G Design Logo in connection with the Gladstone Services, as evidenced by United States Serial No. 76/597,879;

     WHEREAS, Licensee desires a license to use the Marks on a worldwide basis in connection with the Gladstone Services offered by Licensee in the field of financial investments;

     WHEREAS, Licensor is willing to grant Licensee a license to use the Marks pursuant to the terms and conditions hereinafter recited;

     NOW, THEREFORE, in consideration of the mutual rights and obligations contained herein, the Parties hereby agree as follows:

     1. LICENSE GRANT: Licensor hereby grants to Licensee a non-assignable, revocable, nonexclusive license to use the Marks in connection with services relating to debt, equity and other financial investments, namely, investment of funds for others in companies, and in connection with the advertising, promotion, sale and marketing of such services.

     2. ROYALTY PAYMENT: In consideration for the license granted hereunder, Licensee agrees to make a yearly royalty payment to Licensor, due on January 1 of each new year throughout the term of the Agreement. The first such royalty payment, due on January 1, 2005, shall be in the amount of One Dollar (US$1). The amount of the annual royalty payment due for each subsequent year shall be reviewed and negotiated by the Parties every December preceding the upcoming year to assure that it continues to reflect the arm’s length value of the rights granted to Licensee under the terms of this Agreement. If the Parties are unable to mutually agree on an acceptable royalty payment for the upcoming year by December 31 of the year preceding the upcoming year, the license granted hereunder shall be revoked indefinitely until the Parties are able to reach an agreement on the royalty payment.

     3. DISPLAY OF THE MARKS: Licensee will display the Marks only in such form and manner as displayed in Appendix A attached hereto, except that Licensor shall also be permitted to (a) use the word marks and trade names GLADSTONE COMMERCIAL and GLADSTONE COMMERCIAL CORPORATION in connection with the services identified in Section 1 of this Agreement, and (b) use fonts and upper and lower case lettering schemes of its choice with respect to the word marks GLADSTONE, GLADSTONE COMMERCIAL, and GLADSTONE COMMERCIAL CORPORATION.

     4. ACKNOWLEDGMENTS: Licensee hereby acknowledges the validity of the Marks and Licensor’s exclusive right, title, interest and all related rights in and to the Marks. Licensee further recognizes the value of the reputation and goodwill associated with the Marks, and acknowledges that the Marks have acquired secondary meaning, and that all related rights and goodwill belong exclusively to Licensor.

     5. LIMITED LICENSE: Nothing in this Agreement shall be construed to grant Licensee any rights or license to any trademark, trade name, certification mark, service mark, domain name, product name, logo, trade secret, technical information, copyright or other intellectual property owned by Licensor other than as specified herein. All rights not expressly granted herein to Licensee are reserved to Licensor and may be exercised and exploited by Licensor during the term of this Agreement freely and without restriction or limitation. Licensor shall have the right to exploit its intellectual property in any manner whatsoever, including without limitation, the right to license the Marks to a third party during the term of the Agreement.

     6. ASSIGNMENT TO LICENSOR: Upon request, Licensee shall transfer to Licensor any rights which accrue to Licensee arising from its use of the Marks.

     7. PROTECTION OF THE MARKS: Licensee shall cooperate with Licensor in taking all appropriate measures for the protection of the Marks, including but not limited to the use of appropriate trademark symbols in connection with the same, and shall faithfully observe and execute the requirements, procedures, and directions of Licensor with respect to the use and protection of the Marks. Licensee shall not, during the term of this Agreement, or thereafter:

          a. do or permit to be done any act or thing which prejudices, infringes or impairs the rights of Licensor with respect to the Marks;

          b. represent that it has any right, title, or interest in or to the Marks, other than the limited license granted hereunder;

          c. use, register or attempt to register any trademarks, trade names, or logos, that are identical to, or confusingly similar to the Marks or any other trademarks, trade names or logos of Licensor or any of its subsidiaries or affiliated companies;

          d. offer any goods or services, or otherwise do anything, in connection with the Marks that damages or reflects adversely upon Licensor, its subsidiaries or affiliated companies or any of their trademarks, trade names, logos or domain names; and/or

          e. continue any use or action in relation to or in connection with the Marks or this Agreement if objected to by Licensor.

     8. ASSIGNMENT, SUB-LICENSING: This agreement and the rights hereunder shall be freely assignable by Licensor. This Agreement and the rights hereunder shall not be assignable by Licensee without the prior written consent of Licensor, and any attempt to assign this Agreement and/or the rights hereunder without such consent is null and void. Further, this Agreement and the rights herein granted may not be sub-licensed by Licensee except to a company in which Licensee has a majority ownership interest. Any attempt to sub-license this Agreement and/or the rights hereunder in violation of the foregoing shall be null and void and of no force or effect.

     9. ASSIGNS & SUB-LICENSEES: To the extent this Agreement and the rights hereunder may be assigned or sub-licensed pursuant to Section 8 above, this Agreement shall inure to the benefit of and be binding upon the Parties’ assignees and sub-licensees. By taking an assignment or sub-license, an assignee or sub-licensee shall be deemed to have accepted and agreed to perform all of the rights and obligations of the assignor or sub-licensor under this Agreement.

     10. TERM AND TERMINATION: This Agreement shall become effective upon the Effective Date and shall continue in full force and effect until terminated. The Agreement and the license granted herein shall terminate:

          a. if Licensee, or substantially all of Licensee’s assets, are no longer managed by Licensor; or

          b. if Licensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy or insolvency law.

Moreover, this Agreement may be terminated by either party upon THIRTY (30) days prior written notice. Such termination may be with or without cause and in the event thereof neither party shall be liable to the other for any loss, expense, liability, termination compensation or payments of any kind, including but not limited to, any investment, promotion or selling expense. Upon termination of this Agreement, Licensee shall immediately discontinue all use of the Marks.

     11. NOTIFICATION OF INFRINGEMENT: Licensee shall notify Licensor in writing of any manufacture, distribution, sale or advertisement of any product or offering of any service, or any other activity, that may constitute an infringement upon Licensor’s rights or Licensee’s authorized use of the Marks. Licensee shall not commence, prosecute or institute any action or proceeding against any person, firm, or entity alleging infringement, imitation, or unauthorized use of the Marks.

     12. INFRINGEMENT ACTION: Licensor shall have the sole right to determine the appropriate action to be taken against any infringement, imitation, or unauthorized use of the Marks including having the sole discretion to settle any claims or any controversy arising out of any such claims. Licensee shall provide Licensor with such reasonable assistance as Licensor may require in obtaining any protection of Licensor’s rights to the Marks at no expense to

Licensor. Licensee shall not have any rights or claim against Licensor for damages or otherwise arising from any determination by Licensor to act or not to act with respect to any alleged infringement, imitation or unauthorized use by others, and any such determination by Licensor shall not affect the validity or enforceability of this Agreement. Any and all damages and settlements recovered or arising from any action or proceeding relating to the Marks shall belong solely and exclusively to Licensor.

     13. QUALITY STANDARDS: So that the value of the goodwill and reputation associated with the Marks will not be diminished, Licensee shall have an obligation to ensure that all services offered by Licensee under or relating to the Marks, and all promotional, advertising and marketing materials bearing the Marks, shall (a) be at least the same uniform high quality as offered by Licensee immediately prior to the effective date of this Agreement, and (b) meet any reasonable quality standards that Licensor may issue from time to time at its discretion. To monitor for Licensee’s adherence to such obligations, Licensor shall have the right to review any services, promotional materials, advertising materials, or marketing materials offered, rendered or distributed by Licensee or on behalf of Licensee under the Marks. Services, promotional materials, or marketing materials with or on which the Marks are used that do not meet the quality standards or other requirements set forth in this Agreement shall not be sold, offered, distributed, or in any way promoted in connection with the Marks, and all references to the Marks on promotional materials and marketing materials shall be removed at Licensee’s expense. If the quality of the services, or of any promotional and marketing materials, associated with the Marks falls below such quality, Licensee shall use its best efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within THIRTY (30) days after receiving from Licensor notification that Licensee in is breach of this Paragraph 13, Licensor shall have the right to require that Licensee immediately cease using the Marks, and Licensee acknowledges that it shall do so if instructed accordingly by Licensor.

     14. LICENSING NOTICE: Licensee shall include a notice on all advertising, promotional literature, Internet sites, and other marketing materials that the Marks are licensed from Licensor. The notice shall be as follows or as otherwise specified by Licensor:

“The GLADSTONE word mark and the GLADSTONE & Diamond G Design mark are trademarks of Gladstone Management Corporation and are used under license to Gladstone Commercial Corporation.”

     15. CHOICE OF LAW: This Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia, excluding conflicts of laws principles. Any suit hereunder may be brought in the federal or state courts of the Commonwealth of Virginia, and both Parties hereby agree to submit to the jurisdiction thereof.

     16. SEVERABILITY: In the event that one or more provisions of this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable, the remaining provisions shall be unimpaired and shall be given full force and effect.

     17. INDEMNITY: Licensee hereby agrees to indemnify, defend, and hold Licensor harmless from and against any and all claims, suits, obligations, causes of action, liabilities, costs, and damages based upon, arising out of, or directly or indirectly related to, the operations or business conducted by Licensee under this or related to this Agreement. Said indemnity shall further extend to the Licensee’s performance or nonperformance under this Agreement, including any default on the part of the Licensee, whether or not any such violation or failure to comply has been disclosed to Licensor. This indemnity and all representations and warranties made by the Parties herein or in any instrument or document furnished in connection herewith shall survive termination of the Agreement.

     18. ENTIRE AGREEMENT: This Agreement constitutes the understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings, whether written or oral, express or implicit, pertaining to the subject matter of this Agreement. This Agreement shall not be modified except by written instrument agreed to and executed by both Parties, or their authorized representatives. Facsimiles and photo copies of executed versions of this Agreement shall be treated as originals.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and the year first written above.

GLADSTONE MANAGEMENT CORPORATION	GLADSTONE MANAGEMENT CORPORATION

By:	By:

Title:	Title:

Date:	Date:

APPENDIX A

GLADSTONE